Exhibits 2.1

Execution Version

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of May 7, 2021, by and among Forum Merger III Corporation, a Delaware corporation (“Parent”), ELMS Merger Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Electric Last Mile, Inc., a Delaware corporation (the “Company”), and Jason Luo, in the capacity as the initial Stockholder Representative hereto. Each of the signatories to this Amendment are referred to herein as a “Party” or, collectively, as the “Parties”. Capitalized terms used in this Amendment without definition have the respective meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of December 10, 2020 (the “Merger Agreement”);

WHEREAS, pursuant to Section 9.1 of the Merger Agreement, the Merger Agreement may be amended by an agreement in writing signed by the Parties; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree to amend the Merger Agreement as follows:

1. Section 2.5 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“The aggregate consideration to be paid to the Stockholders shall be the Aggregate Consideration Value (as defined below), as calculated below. The Aggregate Consideration Value will be paid to the Stockholders in the form of the Stock Merger Consideration, the Earnout Share Rights and the Adjustment Escrow Share Rights. The Merger Consideration shall be allocated among the Stockholders in accordance with the terms of the Company Certificate (as reflected in the Merger Consideration Schedule). Subject to the post-Closing adjustments contemplated by and set forth in Section 2.7, the “Aggregate Consideration Value” shall be calculated as follows:

(a) $1,300,000,000.00, plus

(b) the amount of Estimated Closing Date Cash, plus

(c) the Pre-Paid Company Transaction Expense Amount, minus

(d) the Estimated Closing Date Indebtedness, minus

(e) the Convertible Note Adjustment Amount, minus

(f) the LTIP Value, minus

(g) the SERES Payment Amount.”

2. Section 2.11(d) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(d) Payment of Other Amounts at Closing. At the Closing, Parent:

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(i) shall, on behalf of the Company, pay or cause to be paid to such account or accounts as the Company specifies to Parent pursuant to the Closing Date Statement, the Company Transaction Expenses for which invoices have been delivered pursuant to Section 2.11(b)(v) above which have not been paid prior to the Closing; provided, that any Company Transaction Expenses payable to any director, officer or employee of the Company (including any director, officer, or employee bonuses) shall instead be deposited with the Company and paid on the next regularly scheduled payroll date;

(ii) shall pay or cause to be paid the Parent Transaction Expenses by wire transfer of immediately available funds;

(iii) may, in its sole discretion, elect to pay or cause to be paid to any holder of Funded Indebtedness (including any Stockholder who holds Funded Indebtedness) for which payoff letters have been delivered pursuant to Section 2.11(b)(v) above, an amount sufficient to repay such Funded Indebtedness, with the result that immediately following the Closing there will be no further monetary obligations of the Company or any of its Subsidiaries with respect to such Funded Indebtedness outstanding immediately prior to the Closing; and

(iv) shall, on behalf of the Company, deliver Five Million (5,000,000) shares of Parent Common Stock to SERES in satisfaction of the Company’s obligation to pay to SERES the SERES Payment Amount, upon Parent’s and the Company’s receipt of the Amended and Restated Registration Rights Agreement and Accredited Investor questionnaire, in each case duly executed by SERES.

3. Section 3.23 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“To the Knowledge of the Company, each Stockholder, each Convertible Note Holder and SERES is an Accredited Investor.”

4. Exhibit A to the Merger Agreement is hereby amended to add the following definition to Exhibit A:

““SERES Payment Amount” means an amount equal to $50,000,000 (the value of 5,000,000 shares of Parent Common Stock issuable to SERES, on behalf of the Company, in consideration of SERES’ and its Affiliates’ strategic cooperation, consulting services and technical support provided to the Company prior to the Closing).”

5. Exhibit D to the Merger Agreement is hereby deleted in its entirety and replaced with the exhibit entitled “Exhibit D – Form of Amended and Restated Registration Rights Agreement” attached hereto as Annex A to this Amendment.

6. Except as set forth in this Amendment, the terms and conditions of the Merger Agreement shall remain in full force and effect.

7. This Amendment shall be governed by the Laws of the State of Delaware, including its statutes of limitations, without giving effect to applicable principles of conflicts of law to the extent that the application of the Laws of another jurisdiction (whether of the State of Delaware or any other jurisdiction would be required thereby).

8. In the event of any discrepancy between the provisions of this Amendment and any provision of the Merger Agreement, the provisions of this Amendment shall control.

9. This Amendment, together with the Merger Agreement, constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

10. This Amendment may be executed in two or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Agreement and Plan of Merger as of the date first written above.

FORUM MERGER III CORPORATION

By	/s/ Marshall Kiev
	Name:	Marshall Kiev
	Title:	Co-CEO and President

ELMS MERGER CORP.

By	/s/ David Boris
	Name:	David Boris
	Title:	President and Treasurer

ELECTRIC LAST MILE, INC.

By	/s/ Benjamin Wu
	Name:	Benjamin Wu
	Title:	Secretary

JASON LUO, solely in his capacity as the initial Stockholder Representative hereunder.

By	/s/ Jason Luo
	Name:	Jason Luo
	Title:	Stockholder Representative

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

Annex A

Exhibit D

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

See attached.